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As filed with the Securities and Exchange Commission on December 19, 2012

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AbbVie Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	32-0375147 (I.R.S. Employer Identification No.)

1 North Waukegan Road
North Chicago, Illinois 60064
(Address, including zip code, and telephone number, including area code, of principal executive offices)

ABBVIE 2013 INCENTIVE STOCK PROGRAM
(Full title of the plan)

Laura J. Schumacher, Esq.
Executive Vice President, Business Development
and External Affairs and General Counsel
1 North Waukegan Road
North Chicago, Illinois 60064
(Name and address of agent for service)

Telephone number, including area code, of agent for service: (847) 932-7900

        Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)

Common Stock, par value $0.01	84,000,000	$33.34	$2,800,560,000	$381,996.38

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, referred to as the Securities Act, this registration statement also covers an indeterminate number of shares of common stock, par value $0.01 per share, referred to as the Common Stock, of AbbVie Inc., referred to as the Registrant, that may be issuable as a result of a stock split, stock dividend or similar transactions under the AbbVie 2013 Incentive Stock Program, referred to as the Plan. 100,000,000 shares of Common Stock are authorized to be issued under the Plan, which will become effective on the date of the distribution of all the outstanding shares of Common Stock by Abbott Laboratories to shareholders of Abbott Laboratories. This Registration Statement is for 84,000,000 of the 100,000,000 shares of Common Stock to be registered under the Plan as the Registrant expects to register 16,000,000 of these shares on a Form S-1 filed December 10, 2012.

(2)
Estimated solely for the purpose of calculating the registration fee, based, in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act"), on the average of the high and low prices for the Common Stock in the "when issued" trading market as reported on the New York Stock Exchange on December 14, 2012.

 EXPLANATORY NOTE

        This Registration Statement on Form S-8 is being filed for the purpose of registering 84,000,000 shares of common stock, par value $0.01 per share, of AbbVie Inc. issuable pursuant to the AbbVie 2013 Incentive Stock Program.

PART I

        Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428(b)(1) under the Securities Act, and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I have been or will be delivered to the participants in the Plan as required by Rule 428(b).

PART II

ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE.

        The following documents, which have been filed by the Registrant with the Securities and Exchange Commission, referred to as the Commission, are incorporated herein by reference:

  1.
  The Registrant's Registration Statement on Form 10 (Commission File No. 001-35565) initially filed on June 4, 2012, as amended by Amendment No. 1 on August 7, 2012, Amendment No. 2 on September 4, 2012, Amendment No. 3 on September 26, 2012, Amendment No. 4 on October 23, 2012, Amendment No. 5 on November 16, 2012, and Amendment No. 6 on November 30, 2012, under the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act;

  2.
  The description of the Registrant's Common Stock contained in the Registrant's Information Statement, filed as Exhibit 99.1 to the registration statement on Form 10 dated November 30, 2012 (Commission File No. 001-35565), including any amendment or report filed for the purpose of updating such description.

        All documents filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

        Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.    DESCRIPTION OF SECURITIES.

        Not applicable.

ITEM 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL.

        Not applicable.

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The Registrant is incorporated under the laws of the State of Delaware.

        Delaware law provides that directors of a corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability:

  •
  for any breach of their duty of loyalty to the corporation or its stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  under Section 174 of the Delaware General Corporation Law, or DGCL, relating to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

  •
  for any transaction from which the director derived an improper personal benefit.

        The limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.

        The Registrant's amended and restated certificate of incorporation and by-laws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of the Registrant, or for serving at the Registrant's request as a director or officer or another position at another corporation or enterprise, as the case may be. The Registrant's amended and restated certificate of incorporation and by-laws also provide that the Registrant must indemnify and advance reasonable expenses to its directors and officers, subject to its receipt of an undertaking from the indemnified party as may be required under the DGCL. The Registrant's amended and restated certificate of incorporation expressly authorizes the Registrant to carry directors' and officers' insurance to protect it, its directors, officers and certain employees for some liabilities.

        The foregoing is only a general summary of certain aspects of Delaware law and the Registrant's certificate of incorporation and by-laws dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those sections of the DGCL referenced above and the certificate of incorporation and by-laws of the Registrant.

ITEM 7.    EXEMPTION FROM REGISTRATION CLAIMED.

        Not applicable.

ITEM 8.    EXHIBITS.

        The list of exhibits is set forth under "Exhibit Index" at the end of this Registration Statement and is incorporated herein by reference.

ITEM 9.    UNDERTAKINGS.

  (a)
  The undersigned Registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which,

        individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

      (iii)
      To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

    provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

    (2)
    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b)
  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

 SIGNATURES

        The Registrant.    Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in North Chicago, Illinois, on December 19, 2012.

ABBVIE INC.
By:	/s/ RICHARD A. GONZALEZ
	Name:	Richard A. Gonzalez
	Title:	Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Richard A. Gonzalez and Laura J. Schumacher, Esq., and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in their said capacities on December 19, 2012:

Signature	Title	Date

/s/ RICHARD A. GONZALEZ Richard A. Gonzalez	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	December 19, 2012
/s/ WILLIAM J. CHASE William J. Chase	Executive Vice President, Chief Financial Officer (Principal Financial Officer)	December 19, 2012
/s/ THOMAS A. HURWICH Thomas A. Hurwich	Vice President, Controller and Principal Accounting Officer	December 19, 2012
/s/ THOMAS C. FREYMAN Thomas C. Freyman	Director	December 19, 2012
/s/ GREG W. LINDER Greg W. Linder	Director	December 19, 2012

 EXHIBIT INDEX

Exhibit Number	Description
4.1	Form of Amended and Restated Certificate of Incorporation of AbbVie Inc. (incorporated by reference to Exhibit 3.1 of Amendment No. 6 to the Company's Registration Statement on Form 10 filed on November 30, 2012, File No. 001-35565).
4.2
Form of Amended and Restated By-Laws of AbbVie Inc. (incorporated by reference to Exhibit 3.2 of Amendment No. 6 to the Company's Registration Statement on Form 10 filed on November 30, 2012, File No. 001-35565).
4.3	AbbVie 2013 Incentive Stock Program (incorporated by reference to Exhibit 10.14 of Amendment No. 6 to the Company's Registration Statement on Form 10 filed on November 30, 2012, File No. 001-35565).
5.1	Opinion of Wachtell, Lipton, Rosen & Katz.*
23.1	Consent of Deloitte & Touche LLP.*
23.2	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1).*

*
Filed herewith.

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EXPLANATORY NOTE
PART I
PART II
  ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
  ITEM 4. DESCRIPTION OF SECURITIES.
  ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
  ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
  ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
  ITEM 8. EXHIBITS.
  ITEM 9. UNDERTAKINGS.
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX